EXHIBIT 10.1

FIRST DATA CORPORATION

SEVERANCE/CHANGE IN CONTROL POLICY

(Executive Committee Level) Effective July 26, 2005

1. Purpose

This severance/change in control policy (the “Policy”) is established by First Data Corporation, a Delaware corporation (“FDC”), to enable FDC to offer a form of income protection to its Eligible Executives in the event their employment with the Company is involuntarily terminated other than for Cause. The Policy is also intended to secure for the benefit of the Company the services of the Eligible Executives in the event of a potential or actual Change in Control without concern for whether such executives might be hindered in discharging their duties by the personal uncertainties and risks associated with a Change in Control, by affording such executives the opportunity to protect the share value they have helped create as of the date of any Change in Control and offering income protection to such executives in the event their employment terminates involuntarily or for Good Reason in connection with a Change in Control.

This Policy shall constitute a “welfare plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and shall be construed in a manner consistent with such intent. To the extent the Company determines, in its sole discretion, that the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) may apply to this Policy, the Company may adopt amendments to the Policy or adopt other procedures or take any other actions that it determines are necessary or appropriate to either exempt this Policy from Code Section 409A or to comply with the requirements of Code Section 409A, including without limitation amendments, procedures and actions with retroactive effect. Notwithstanding the foregoing, any actions taken by the Company in this regard shall preserve to the maximum extent possible the benefits for Eligible Executives contemplated in this Policy.

2. Effective Date

The effective date of this Policy is July 26, 2005 (the “Effective Date”).

3. Definitions

Base Salary means the Eligible Executive’s current annualized rate of base cash compensation paid on each regularly scheduled payday for the executive’s regular work schedule as of his or her Termination Date and is calculated to include any before-tax contributions that are deducted for Company benefit plan purposes. Base Salary does not include taxable or nontaxable fringe benefits or awards, vacation, performance awards, bonus, commission or other incentive pay, or any payments which are not made on each regular payday, regardless of how such payments may be characterized.

Board means the Board of Directors of FDC.

Cause means the willful and continued failure to substantially perform the duties assigned by the Company (other than a failure resulting from Disability), the willful engaging in conduct which is demonstrably injurious to the Company (monetarily or otherwise), any act of dishonesty, the commission of a felony, the continued failure to meet performance standards, excessive absenteeism, or a significant violation of any statutory or common law duty of loyalty to the Company.

Change in Control means

(a) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 25% or more of either (i) the then outstanding shares of common stock of FDC (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of FDC entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from FDC (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from FDC), (B) any acquisition by FDC, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by FDC or any corporation controlled by FDC or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii), and (iii) of subsection (c) of this definition; provided further, that for purposes of clause (B), if any Person (other than FDC or any employee benefit plan (or related trust) sponsored or maintained by FDC or any corporation controlled by FDC) shall become the beneficial owner of 25% or more of the Outstanding Common Stock or 25% or more of the Outstanding Voting Securities by reason of an acquisition by FDC, and such Person shall, after such acquisition by FDC, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(b) the cessation of individuals who constitute the Board (the “Incumbent Board”) as of the date this Policy is adopted by the Committee, to constitute at least a majority of such Incumbent Board; provided that any individual who becomes a director of FDC subsequent to the date this Policy is adopted by the Committee whose election, or nomination for election by FDC’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of FDC as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(c) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of FDC (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns FDC or all or substantially all of FDC’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than FDC; any employee benefit plan (or related trust) sponsored or maintained by FDC or any corporation controlled by FDC; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d) the consummation of a plan of complete liquidation or dissolution of FDC.

Committee means the Compensation and Benefits Committee of the Board or its delegate or successor.

Company means FDC or its subsidiaries or any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise, including, without limitation, any successor due to a Change in Control) to the business or assets of FDC.

Disability means the inability of the Eligible Executive to substantially perform such executive’s duties and responsibilities due to a physical or mental condition (i) that would entitle such executive to benefits under the

Company’s long-term disability plan or, if the Committee deems it relevant, any disability rights provided as a matter of local law or (ii) if such executive is not eligible for long-term disability benefits under any plan sponsored by the Company, that would, as determined by the Committee, entitle such executive to benefits under the Company’s long-term disability plan if the executive were eligible therefor.

Eligible Executive means an individual who is designated by FDC as an insider for purposes of Section 16 of the Exchange Act and who is a member of FDC’s Executive Committee on the earlier of his or her Termination Date or the date of a Change in Control.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Good Reason means any one or more of the following: (i) action by the Company resulting in a substantial diminution of the Eligible Executive’s titles or positions with the Company, (ii) a material reduction in the Eligible Executive’s Base Salary or bonus, or (iii) any relocation of the Eligible Executive more than thirty-five (35) miles from the Eligible Executive’s current principal work location without the executive’s consent. Within 30 days after the Eligible Executive becomes aware of one or more actions or inactions described in the preceding sentence, the Eligible Executive shall deliver written notice to the Company of the action(s) or inaction(s) (the “Good Reason Notice”). The Company shall have 30 days after the Good Reason Notice is delivered to cure the particular action(s) or inaction(s). If the Company so effects a cure, the Good Reason Notice will be deemed rescinded and of no further force and effect.

Severance Benefits are the benefits payable to an Eligible Executive pursuant to this Policy, other than the Change in Control-related benefits referenced in Sections 7(c)(ii) and 8 hereof.

Severance Period means with respect to FDC’s Chief Executive Officer a 36 consecutive month period commencing on the executive’s Termination Date and with respect to all other Eligible Executives a 24 consecutive month period commencing on the executives’ Termination Date.

Termination Date is the date on which the Eligible Executive’s employment with the Company terminates for a reason set forth under Section 5.

4. Eligibility

All Eligible Executives who have been on the Company’s U.S. dollar payroll for at least three months are eligible to receive benefits according to the terms of this Policy, provided that their Termination Date has not occurred prior to the Effective Date. Executives are not eligible for any benefits under this Policy during the first three months of their employment.

5. Eligible Termination Reasons

(a) Except in the case of a Change in Control, involuntary separation of service with the Company other than for Cause.

(b) In the case of a Change in Control, involuntary separation of service with the Company other than for Cause or voluntary separation of service by the Eligible Executive for Good Reason during the period commencing on and ending twenty-four (24) months after the date of the Change in Control.

6. Non-Eligible Termination Reasons

A non-eligible termination reason is any reason for termination that is not an eligible termination reason under Section 5.

7. Severance and Change in Control Benefits. The provisions of this Section are subject, without limitation, to the provisions of Section 9 hereof.

(a) Severance Pay. If an Eligible Executive’s employment with the Company is terminated after the Effective Date for any reason set forth in Section 5, the Company shall pay the Eligible Executive the following amounts:

(i) With respect to the Chief Executive Officer of FDC, an amount equal to the product of (1) the sum of the executive’s Base Salary and the annual target bonus payable to the executive pursuant to the Company’s Senior Executive Incentive Plan (or the bonus plan then applicable to the executive) for the year in which the Termination Date occurs, and (2) 2.99.

(ii) With respect to an Eligible Executive other than the Chief Executive Officer of FDC, an amount equal to the product of (1) the sum of the executive’s Base Salary and the target bonus payable to the executive pursuant to the Company’s Senior Executive Incentive Plan (or the bonus plan then applicable to the executive) for the year in which the Termination Date occurs, and (2) 2.

(iii) With respect to all Eligible Executives, a prorated amount of the Eligible Executive’s target bonus under the Company’s Senior Executive Incentive Plan (or the bonus plan then applicable to the executive) for the year in which the Termination Date occurs. Such prorated amount shall be equal to the product of (1) the Eligible Executive’s target bonus for the year in which the Termination Date occurs and (2) the ratio of the number of days elapsed during such year prior to the Termination Date to 365.

(b) Continued Benefits Coverage. If an Eligible Executive’s employment with the Company is terminated after the Effective Date for any reason set forth in Section 5, subject to the terms of any applicable plan documents and the remaining provisions of this subsection, the Company shall provide the Eligible Executive (and his or her dependents) for the duration of the Severance Period with all welfare benefits coverage which the Eligible Executive (or his or her dependents) was participating in or receiving as of the Termination Date. The cost to the Eligible Executive of such coverage and the terms and conditions of such coverage during the Severance Period shall be the same as those applicable to similarly situated active employees during such period. Notwithstanding the foregoing, after the expiration of the first 12 months of the Severance Period, the Eligible Executive (and his or her dependents) shall lose Company-sponsored group health coverage unless a timely election is made for continued group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”). The Company shall pay to the Eligible Executive, as an additional Severance Benefit, a lump sum approximately equal to the difference in cost between COBRA premiums and active employee premiums for 12 months of COBRA coverage (18 months, in the case of the Chief Executive Officer of FDC) calculated by the Company in its discretion as of the Termination Date, which payment shall constitute taxable income to the Eligible Executive and which shall be paid no later than the 30th day following the expiration of the first 12 months of the Severance Period. An Eligible Executive receiving Severance Benefits under this Policy shall also be entitled to receive during the Severance Period any financial planning benefits which the Eligible Executive was receiving as of the Termination Date, but shall not be entitled to receive any other perquisites after such date. Notwithstanding the foregoing, the executive’s continued benefits coverage under this subsection shall cease as of the date the executive becomes eligible to receive such benefits under a subsequent employer’s benefit programs. Eligible Executives receiving Severance Benefits under this Policy are not eligible to continue contributions to the Company’s qualified retirement plans or nonqualified deferred compensation program.

(c) Equity-Based Awards

(i) Non-Change in Control. If an Eligible Executive’s employment with the Company is terminated after the Effective Date for a reason described in Section 5(a), all outstanding equity-based awards granted to the Eligible Executive after the Effective Date under the 2002 First Data Corporation Long-Term Incentive Plan (or a successor plan) (hereinafter the “LTIP”) (including but not limited to grants of nonqualified stock options, stock appreciation rights, and restricted stock awards) that are eligible to become fully vested and exercisable or payable contingent upon the Eligible Executive’s continued employment and the passage of time (whether or not the Company or the executive have attained any specified performance goals) (“Time Vested Awards”) shall continue to vest and be exercisable in accordance with their terms until the end of the Eligible Executive’s Severance Period (or, if earlier, the expiration of the original term of the award) but not thereafter. This subsection shall not apply to LTIP awards granted prior to the Effective Date or affect the vesting, exercisability or payment of LTIP awards that are not Time Vested Awards.

(ii) Change in Control. In the event of a Change in Control, all outstanding equity-based awards granted to the Eligible Executive under the LTIP that are Time Vested Awards (including but not limited to grants of nonqualified stock options, stock appreciation rights, and restricted stock awards), whether granted before or after the Effective Date, shall become fully vested and exercisable or payable as of the effective date of the Change in Control. In addition, in the event of a Change in Control, all outstanding equity-based awards granted to the Eligible Executive under the LTIP that are not Time Vested Awards, other than Shareholder Value Plan Awards, and that are eligible to become exercisable, vested or payable (or which provide for accelerated exercisability, vesting or payment) upon the attainment of specified performance goals, whether granted before or after the Effective Date, shall become fully vested and exercisable or payable as if any applicable performance period had lapsed and as if the performance goals had been satisfied at the target level (or, if greater, based upon actual performance) as of the effective date of the Change in Control. In the event this subsection applies, LTIP awards granted to an Eligible Executive after the Effective Date shall remain exercisable until the earliest of the end of the Eligible Executive’s Severance Period, if applicable, the date of the Eligible Executive’s termination of employment if for a non-eligible termination reason, or the expiration of the original term of the award. This Policy shall not modify the exercise period applicable to any LTIP award outstanding as of the Effective Date.

(d) Shareholder Value Plan Awards. If an Eligible Executive’s employment with the Company is terminated after the Effective Date for any reason described in Section 5, notwithstanding anything in this Policy to the contrary, all banked and unvested Shareholder Value Plan Awards granted to the Eligible Executive shall continue to vest and be payable in accordance with their terms notwithstanding the executive’s earlier termination of employment.

(e) Other Incentive Awards. If an Eligible Executive’s employment with the Company is terminated after the Effective Date for any reason set forth in Section 5, except as provided in subsection (d), outstanding cash incentive awards granted to the Eligible Executive that are eligible to become fully vested and payable solely contingent upon the Eligible Executive’s continued employment and the passage of time shall continue to vest and be payable in accordance with their terms, notwithstanding the executive’s earlier termination of employment.

8. Certain Additional Payments

(a) Notwithstanding anything in this Policy to the contrary, in the event it is determined that any payments or benefits provided by the Company to or on behalf of an Eligible Executive (whether pursuant to the terms of this Policy or otherwise) (any such payments or benefits being referred to in this Section as “Payments”), but determined without taking into account any additional payments required under this Section, would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by the Eligible Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively referred to herein as the “Excise Tax”), then the Eligible Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount so that after payment by the Eligible Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Eligible Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, if it is determined that the Eligible Executive is entitled to a Gross-Up Payment, but that the Payments to the Eligible Executive do not exceed 110% of the amount which is one dollar less than the smallest amount that would give rise to any Excise Tax (the “Reduced Amount”), then no Gross-Up Payment will be made to the Eligible Executive and the Payments shall be reduced to the Reduced Amount. In such event, the reduction will occur in the following order unless the Eligible Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards; and (iii) reduction of employee benefits. If acceleration of vesting of compensation from an Eligible Executive’s equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant unless the Eligible Executive elects in writing a different order for cancellation.

(b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, will be made by the independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control (the “Accounting Firm”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, to the Company and the Eligible Executive within fifteen (15) calendar days after the date on which the Eligible Employee’s right to Payment is triggered (if requested at that time by the Company or the Eligible Executive) or such other time as requested by the Company or the Eligible Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Eligible Executive within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Eligible Executive, it shall furnish the Eligible Executive with a written opinion that no Excise Tax will be imposed. Any good faith determination by the Accounting Firm shall be binding upon the Company and the Eligible Executive. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8(c) and the Eligible Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Eligible Executive.

(c) The Eligible Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Eligible Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Eligible Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Eligible Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Eligible Executive in writing prior to the expiration of such period that it desires to contest such claim, the Eligible Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Eligible Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Eligible Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Eligible Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the Eligible Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Eligible Executive on an interest-free basis and shall indemnify and hold the Eligible Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Eligible Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Eligible Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Eligible Executive of an amount advanced by the Company pursuant to Section 8(c), the Eligible Executive becomes entitled to receive, and receives, any refund with respect to such claim, the Eligible Executive shall (subject to the Company’s complying with the requirements of Section 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Eligible Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Eligible Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Eligible Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

9. Requirement of Release

The provision of Severance Benefits under this Policy is conditioned upon the Eligible Executive timely signing an Agreement and Release (in a form satisfactory to the Company) which will include restrictive covenants and a comprehensive release of all claims. In this Agreement and Release, the Eligible Executive will be asked to release the Company and its employees from any and all claims the Eligible Executive may have against them, including but not limited to any contract, tort, or wage and hour claims, and any claims under Title VII, the ADEA, the ADA, ERISA, and other federal, state or local laws. Under the Agreement and Release, the Eligible Executive must also agree not to solicit business similar to any business offered by the Company from any Company customer, not to advise any entity to cancel or limit its business with the Company, not to recruit, solicit, or encourage any employee to leave their employment with the Company, not to disclose any of Company’s trade secrets or confidential information, and not to disparage the Company or its employees in any way. These obligations are in addition to any other non-solicitation, noncompete, nondisclosure, or confidentiality agreements the Eligible Executive may have executed while employed by Company. No Severance Benefits will commence under this Policy prior to the eighth day following the date on which the Company has received the Eligible Executive’s fully executed Agreement and Release.

10. Method of Payment

The Company reserves the right to determine whether cash Severance Benefits payable to an Eligible Executive under the Policy shall be paid in a single lump sum or in substantially equal installments, and to choose the timing of such payments; provided that lump sum cash Severance Benefits shall be paid within one (1) month following the Eligible Executive’s Termination Date, and installment cash Severance Benefits shall commence no later than the second month following the Eligible Executive’s Termination Date (or if later, the earliest date the Company determines will not result in a violation of Code Section 409A, if applicable), and shall be paid in full no later than the end of the Severance Period. Notwithstanding the foregoing, in no event shall payment of any Severance Benefit be made prior to the Eligible Employee’s Termination Date or prior to the effective date of the release described in Section 9 above. If an Eligible Executive dies after becoming eligible for Severance Benefits and executing an Agreement and Release but before full receipt of all cash Severance Benefits, the remaining cash Severance Benefits will be paid to the Eligible Executive’s estate in one lump sum. If an Eligible Executive dies after becoming eligible for Severance Benefits but before executing an Agreement and Release, his or her estate or representative may not execute an Agreement and Release and no Severance Benefits with respect to the Eligible Executive are payable under this Policy. All payments under this Policy will be net of amounts withheld with respect to taxes, offsets, or other obligations.

11. Offsets

The Company may, in its discretion and to the extent permitted under applicable law, offset against the Eligible Executive’s benefits under this Policy any other severance benefits payable to the Eligible Executive by the Company, the value of unreturned property, and any outstanding loan, debt or other amount the Eligible Executive owes to the Company. The Company may recover any overpayment of benefits made to an Eligible Executive or an Eligible Executive’s estate under this Policy or, to the extent permitted by applicable law, offset any other overpayment made to the Eligible Executive against any Policy benefits or other amount the Company owes the Eligible Executive or the Eligible Executive’s estate.

12. Outplacement

In the Committee’s sole and absolute discretion, Eligible Executives who are eligible for Severance Benefits under the Policy also may be eligible for outplacement services selected by the Company. Eligibility for, and the scope of, any outplacement services will be determined in the sole discretion of the Committee. Under no circumstances will Eligible Executives be eligible to receive a cash payment in lieu of outplacement services.

13. Re-employment and Other Employment

In the event an Eligible Executive is re-employed by the Company prior to the commencement of or within the Severance Period, the payment of any Severance Benefits payable with respect to the prior termination immediately will cease and such Severance Benefits will no longer be payable under this Policy.

Subject to Section 9 of this Policy, if an Eligible Executive obtains employment (other than with the Company) while receiving Severance Benefits, the Eligible Executive will continue to receive any remaining cash Severance Benefits in accordance with the payment schedule then in effect, but, except as otherwise required under applicable law, he or she will no longer be eligible to receive continued benefits under Section 7(b) of this Policy as of the date the executive becomes eligible to receive such benefits under a subsequent employer’s benefit programs.

14. Funding

This Policy is not funded, and payment of benefits hereunder is made from the general assets of the Company.

15. Administration

This Policy shall be administered by the Committee, which as the Named Fiduciary shall have the absolute discretion and exclusive right to interpret, construe and administer the Policy and to make final determinations on all questions arising under the Policy, including but not limited to questions concerning eligibility for, the amount of and receipt of Policy benefits. All decisions of the Committee will be conclusive, final and binding upon the parties.

16. Amendment or Termination of the Policy

The Company reserves the right to amend or terminate this Policy at any time in its sole discretion, provided, however, that during the period commencing upon the earliest of (a) the signing of a definitive agreement that, if consummated, would result in a Change in Control, (b) the filing of a tender offer with the Securities and Exchange Commission that, if accepted, would result in a Change in Control, or (c) the election of a director to the Board who is not a member of the Incumbent Board (each, a “Triggering Event”) and ending upon the earlier of (x) the date on which the Committee in its sole discretion determines that the Triggering Event will not actually result in a Change in Control, or (y) the 36 month anniversary of the Change in Control, the Company shall not amend or terminate this Policy without the consent of each affected Eligible Executive.

17. Limitation on Individually Negotiated Severance Arrangements

As of the Effective Date, this Policy is intended to be the sole source of severance and change in control benefits for Eligible Executives. Absent prior Board approval, no individual agreement shall be entered into with any Eligible Executive or any person being considered for promotion or hire as an Eligible Executive which would provide severance or change in control-type benefits.

18. Miscellaneous

No executive vests in any entitlement to or eligibility for benefits under this Policy until he or she has satisfied all requirements for eligibility and the conditions required to receive the benefits specified in this Policy have been satisfied. No interest accrues on any benefit to which an Eligible Executive may be entitled under this Policy. Eligible Executives cannot assign or pledge any benefits that they are eligible for under this Policy. Subject to state and federal law, no creditor may attach or garnish any Eligible Executive’s Policy benefits. This Policy does not create any contract of employment or right to employment for any period of time. Employment with the Company is at-will, and may be terminated by either the Company or the Eligible Executive at any time for any reason.

19. Review Procedure

Executives eligible to receive benefits under this Policy will be notified of such eligibility as soon as administratively practicable after the event occurs which gives rise to the provision of Policy benefits. If an executive who believes he or she is eligible to receive Policy benefits does not receive such notice or disagrees with the amount of benefits set forth in such notice, or if an executive is informed that he or she is not eligible for benefits under this Policy, the executive (or his or her legal representative) may file a written claim for benefits with the Company’s senior human resources executive or such other officer or body designated by the Committee for this purpose. The written claim must include the facts supporting the claim, the amount claimed, and the executive’s name and mailing address.

If the claim is denied in part or in full, the Company’s senior human resources executive (or other designated officer or body) will notify the executive by mail no later than 90 days (or 180 days in special circumstances) after receipt of the written claim. The notice of denial will state the specific reasons for the denial, the provisions of the Policy on which the denial is based, a description of any additional information or material required by the Committee to consider the claim if applicable, as well as an explanation as to why such information or material is necessary, an explanation of the Policy’s review procedures and the time limits applicable to such procedures, and the executive’s right to bring a civil action under ERISA Section 502(a) in the event of an adverse determination upon review.

An executive (or his or her legal representative) may appeal the denial by filing a written appeal with the Committee. The written appeal must be received no later than 60 days after the executive or legal representative received the notice of denial. During the same 60-day period, the executive or legal representative may have reasonable access to pertinent documents and may submit written comments and supporting documents, records and other materials to the Committee. The Committee will review the appeal and notify the executive or legal representative by mail of its final decision no later than the next regularly scheduled Committee meeting, or if the appeal is received less than 30 days before such meeting, the second regularly scheduled meeting after the Committee receives the written appeal.

Rights Under the Employee Retirement Income Security Act (ERISA)

As a participant in the Policy, an Eligible Executive is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA), which provides that all Policy participants shall be entitled to:

Receive Information About The Policy And Benefits

The executive may examine, without charge, at the plan administrator’s office and at other specified locations such as worksites, all documents governing the plan and a copy of the latest annual report (Form 5500 Series) filed with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

The executive may obtain, upon written request to the plan administrator, copies of documents governing the operation of the Policy including copies of the latest annual report (Form 5500 Series). The administrator may make a reasonable charge for the copies.

The executive may receive a summary of the plans’ annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Policy Fiduciaries

In addition to creating rights for Policy participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Policy, called “fiduciaries” of the Policy, have a duty to do so prudently and in the interest of the Policy participants and beneficiaries. No one, including an executive’s employer or any other person, may fire an executive or otherwise discriminate against an executive in any way to prevent such executive from obtaining a welfare benefit or exercising his or her rights under ERISA.

Enforcement of Rights

If an executive’s claim for benefits is denied or ignored, in whole or in part, the executive has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps that can be taken to enforce the above rights. For example, if an executive requests a copy of Policy documents or the latest annual report from the Policy and does not receive them within 30 days, the executive may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials, and pay the executive up to $110 a day until the executive receives the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If an executive has a claim for benefits which is denied or ignored, in whole or in part, he or she may file suit in a state or Federal Court. If it should happen that the Policy fiduciaries misuse the plan’s money, or if an executive is discriminated against for asserting his or her rights, the executive may seek assistance from the U.S. Department of Labor, or may file a suit in a Federal court. The court will decide who should pay court costs and legal fees. If the executive is successful the court may order the person the executive has sued to pay these costs and fees. If the executive loses, the court may order the executive to pay these costs and fees, for example, if it finds the executive’s claim is frivolous.

Assistance With Questions

An executive who has questions about the Policy should contact the plan administrator. If an executive has any questions about this statement or about his or her rights under ERISA, or if the executive needs assistance in obtaining documents from the plan administrator, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in a telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, D.C. 20210. The executive may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publication’s hotline of the Employee Benefits Security Administration.

ADDITIONAL INFORMATION

The details on the following chart are provided for the Eligible Executive’s information and possible use.

Name of Policy	Type of Policy	Policy Year:
First Data Corporation Severance/
Change in Control Policy	Welfare	1/1 - 12/31
(Executive Committee Level)

Type of Policy Administration

Self-Administered

Policy Sponsor

First Data Corporation

12500 E. Belford Avenue

Englewood, CO 80112

Plan Administrator

Compensation and Benefits Committee of the Board of Directors

c/o First Data Corporation

Office of the General Counsel

10825 Farnam Dr., C-12

Omaha, NE 68154

Agent for Service of Legal Process

First Data Corporation

Office of the General Counsel

10825 Farnam Dr., C-12

Omaha, NE 68154

In addition, service of legal process may be made upon the Plan Administrator.

Identification Number (Policy Sponsor)

47-0731996

Identification Number (Policy)

THIS DESCRIPTION OF THE FIRST DATA CORPORATION SEVERANCE/CHANGE IN CONTROL POLICY FOR EXECUTIVE COMMITTEE-LEVEL PARTICIPANTS SERVES AS THE OFFICIAL PLAN DOCUMENT AND AS THE LEGAL SUMMARY PLAN DESCRIPTION.